Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3ASR filed on March 5, 2009 (File No. 333-157707), on Form F-3 filed on May 11, 2001 (File No. 333-60712), on Form F-3 filed on January 31, 2002 (File No. 333-81862), on Form F-4 filed on December 23, 2010 (File No. 333-171381), on Form S-8 filed on October 1, 2004 (File No. 333-119475), on Form S-8 filed on September 5, 2006 (File No. 333-137112), on Form S-8 filed on October 29, 2009 (File No. 333-162727), on Form S-8 filed on January 18, 2011 (File No. 333-171739), on Form S-8 filed on April 8, 2011 (File No. 333-173382) and on Form F-3 filed on September 21, 2012 (File No. 333-183955) of Novartis AG of our report dated January 24, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

PricewaterhouseCoopers AG

/s/Peter M. Kartscher	/s/Michael P. Nelligan

Peter M. Kartscher	Michael P. Nelligan
Audit expert	Global Relationship Partner
Auditor in charge

Basel, January 22, 2013

With offices in Aarau, Basel, Berne, Chur, Geneva, Lausanne, Lugano, Lucerne, Neuchâtel, Sitten, St. Gallen, Thun, Winterthur, Zug and Zurich, PricewaterhouseCoopers AG is a provider of auditing services and tax, legal and business consultancy services. PricewaterhouseCoopers AG is a member of a global network of companies that are legally independent of one another; the network is represented in some 150 countries throughout the world.